NSAR Exhibit 77C: Matters submitted to a vote of Security Holders.


A Special Meeting of the Shareholders of Delafield Fund, Inc. (the "Fund"), was held at the offices of the Fund, 600 Fifth Avenue, New York, New York on September 24, 2009 at 9:00 A.M., Eastern time to approve the Agreement and Plans of Reorganization and Liquidation between a newly-created series of The Tocqueville Trust and the Fund.

The results of the voting were as follows:


Delafield Fund, Inc.
SPECIAL MEETING OF SHAREHOLDERS, September 24, 2009
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

                                   Shares                 % of                       % of
                                   Voted            Outstanding Shares           Shares Voted
 -------------------               ------           ------------------           ------------

   For                         14,516,318.769              51.43%                     97.54%
   Against                         89,082.664               3.02%                      0.60%
   Abstain                        276,654.669               0.98%                      1.86%
